Exhibit (d)(6)

                               NIKU CORPORATION
                          2000 EQUITY INCENTIVE PLAN
                          STOCK OPTION AGREEMENT FOR
                      EMPLOYEES OF NIKU CORPORATION LTD.
                      ----------------------------------

          This Stock Option Agreement (this "Agreement") is made and entered into as of the Date of Grant (the "Date of Grant") set forth in the attached Notice of Grant of Stock Option (the "Notice"), by and between Niku Corporation, a Delaware corporation (the "Company"), and the employee ("Optionee") of Niku Corporation LTD ("Optionee's Employer") named in the Notice. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company's 2000 Equity Incentive Plan (the "Plan").

          1. Grant of Option. The Company hereby grants to Optionee an option (this "Option") to purchase up to the total number of shares of Common Stock of the Company set forth in the Notice as Total Option Shares (collectively, the "Shares") at the Exercise Price Per Share set forth the Notice (the "Exercise Price"), subject to all of the terms and conditions of the Notice, this Agreement and the Plan. If designated as an Incentive Stock Option in the Notice, this Option is intended to qualify as an "incentive stock option" ("ISO") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent permitted under Code Section 422.

          2. Vesting; Exercise Period.
             ------------------------

               2.1 Vesting of Shares. This Option shall be exercisable as it vests. Subject to the terms and conditions of the Notice, the Plan and this Agreement, this Option shall vest and become exercisable as to portions of the Shares as set forth in the Notice.

               2.2 Vesting of Options. Shares that are vested pursuant to the schedule set forth in Section 2.1 hereof are "Vested Shares." Shares that are not vested pursuant to the schedule set forth in Section 2.1 hereof are "Unvested Shares."

               2.3 Expiration. This Option shall expire on the Expiration Date set forth in the Notice and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3 hereof.

          3. Termination.
             -----------

               3.1 Termination for Any Reason Except Death, Disability or Cause. If Optionee is Terminated for any reason except Optionee's death, Disability or Cause, then this Option, to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in Section 2.1 hereof on the Termination Date, may be exercised by Optionee no later than three (3) months after the Termination Date, but in any event no later than the Expiration Date.

               3.2 Termination Because of Death or Disability. If Optionee is Terminated because of death or Disability of Optionee (or the Optionee dies within three (3) months after Termination other than for Cause or because of Disability), then this Option, to the extent that it is vested in accordance with the schedule set forth in Section 2.1 hereof on the Termination Date, may be exercised by Optionee (or Optionee's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date. Any exercise after three months after the Termination Date when the Termination is for any reason other than Optionee's death or disability, within the meaning of Code Section 22(e)(3), shall be deemed to be the exercise of a nonqualified stock option.

               3.3 Termination for Cause. If Optionee is Terminated for Cause, this Option will expire on the Optionee's date of Termination.

               3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee's employment or other relationship at any time, with or without Cause.

          4.   Manner of Exercise.
               ------------------

               4.1 Stock Option Exercise Agreement. To exercise this Option, Optionee (or in the case of exercise after Optionee's death, Optionee's executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in such other form as may be approved by the Company from time to time (the "Exercise Agreement"), which shall set forth, among other things, Optionee's election to exercise this Option, the number of shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Optionee's investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

               4.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise.

               4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check), or where permitted by law:

     (a)  by cancellation of indebtedness of the Company to the Optionee;

     (b)  by surrender of shares of the Company's Common Stock that either:
          (1) have been owned by Optionee for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Optionee in the open public market; and (3) are clear of all liens, claims, encumbrances or security interests;

     (c) by waiver of compensation due or accrued to Optionee for services rendered;

     (d) provided that a public market for the Company's stock exists: (1) through a "same day sale" commitment from Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby Optionee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the exercise price directly to the Company; or (2) through a "margin" commitment from Optionee and an NASD Dealer whereby Optionee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

     (e)  by any combination of the foregoing.

               4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Optionee, Optionee's authorized assignee, or Optionee's legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

         5. Indemnity. Optionee shall indemnify the Company and Optionee's Employer against any liability of any such person to account for any liability of Optionee's Employer to account to the Inland Revenue or other tax authority for any amount of, or representing, income tax or National Insurance Contributions ("NICs"), including secondary contributions to the extent permitted by law from time to time and agreed upon between Optionee and Optionee's Employer, or any other tax charge levy or other sum which may arise on the grant vesting or exercise of this Option or the acquisition of Shares subject to this Option ("Option Tax Liability") in respect of any actions taken pursuant to, or in connection with, the Option. The Company shall not be obliged to issue, transfer or procure the transfer of any Shares or any interest in any Shares under this Option unless and until the Optionee has paid to the Company, such sum as is, in the opinion of the Company or Optionee's Employer (as appropriate), sufficient to indemnify the Company or the Optionee's Employer in full against any Option Tax Liability or has made such other arrangement as, in the opinion of the Company, will ensure that the Optionee will satisfy his liability under such indemnity.

The Company shall have the right not to issue, transfer or procure the transfer to or to the order of Optionee the aggregate number of Shares to which Optionee would otherwise be entitled but to retain such number of Shares as, in the opinion of the Company, will enable the Company to sell as agent for Optionee, at the best price which can reasonably expect to be obtained at the time of sale, and to pay over to Optionee's Employer sufficient monies from the net proceeds of such sale, after deduction of all fees commissions and expenses incurred in relation to such sale, to satisfy Optionee's liability under such indemnity.

The provisions of this Section 5 shall not apply in relation to the issue or transfer of Shares on any occasion if, before the date of issue or transfer, Optionee has either (a) paid to Optionee's Employer a sum which, in the opinion of Optionee's Employer is, or will be, sufficient to satisfy Optionee's liability under such indemnity; or (b) entered into arrangements with Optionee's Employer which, in the opinion of Optionee's Employer, will ensure that such liability is satisfied within such period as Optionee's Employer may determine.


          6. Notice of Disqualifying Disposition of ISO Shares. To the extent this Option is an ISO, if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (a) the date two
(2) years after the Date of Grant, and (b) the date one (1) year after transfer of such Shares to Optionee upon exercise of this Option, then Optionee shall immediately notify the Company in writing of such disposition.

          7. Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Common Stock may be listed at the time of such issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

           8. No Employment Right, etc. The grant and enjoyment of the Option by Optionee is a matter entirely separate from any pension right or entitlement or term or condition of office, employment or consultancy and shall in no respect whatever affect in any way Optionee's pension rights or entitlements or terms or conditions of office, employment or consultancy. In particular (but without limiting the generality of the foregoing) if Optionee's office, employment or consultancy with the Company is terminated for whatever reason, Optionee shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under or in respect of the Option which Optionee might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever, and in accepting the grant of the Option, Optionee shall be deemed irrevocably to have waived any such entitlement he might otherwise have had.

          9. Nontransferability of Option. This Option may not be transferred in any manner other than under the terms and conditions of the Plan or by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.

          10. Tax Consequences. A charge to UK tax and social security contributions may arise upon the exercise or release of the Option.

          11. Treatment of NICs. Subject to the provisions of this Section
11, Optionee agrees and undertakes to the Company, and any other company which is a "secondary contributor" (the "Secondary Contributor") in respect of secondary class I NICs payable in respect of any gain realised upon the exercise, assignment or release of the Option, being a gain that is treated as remuneration derived from Optionee's employment by virtue of section 4(4)(a) of the social security contributions and benefits act 1992 (the "secondary contributor") as follows.

                11.1 Recovery. The Secondary Contributor may recover from Optionee (in such manner as the Company may determine and notify to Optionee at any time before the Option is first exercised) the whole or any part of any secondary Class I contribution payable in respect of any such gain.

                11.2 Election. Optionee shall join with the Secondary Contributor in making an election in such terms and such form and subject to such approval by the Inland Revenue as provided in paragraphs 3A and 3B of
Schedule 1 to the Social Security Contributions and Benefits Act 1992 for the transfer of the whole, or such part as the Company may determine, of any liability of the Secondary Contributor to contributions on any such gain to be transferred to the Optionee.

The provisions of this Section 11 shall not have effect in relation to secondary Class I National Insurance Contributions payable in respect of any gain realised upon the exercise, assignment or release of an Option on any occasion if to do so would contravene the provisions of the Social Security Contributions and Benefits Act 1992 or of any regulations made under that Act.

          12. Privileges of Stock Ownership. Optionee shall not have any of the rights of a stockholder with respect to any Shares until the Shares are issued to Optionee.

          13. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.

          14. Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan and the Exercise Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

          15. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated the Notice or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

          16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee's heirs, executors, administrators, legal representatives, successors and assigns.

          17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.

          18. Acceptance. Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of the Plan and this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company has advised Optionee to consult a tax advisor prior to such exercise or disposition.

                                   Exhibit A

                               NIKU CORPORATION
                    2000 EQUITY INCENTIVE PLAN (the "Plan")
                        Stock Option Exercise Agreement

I hereby elect to purchase the number of shares of Common Stock of NIKU Corporation (the "Company") as set forth below:

Optionee___________________________    Number of Shares Purchased:_____________
Social Security Number:____________ Purchase Price per Share:_______________ Address:___________________________ Aggregate Purchase Price:_______________
                                       Date of Option Agreement:_______________

Type of Option:  [ ] Incentive Stock Option     Exact Name of Title to Shares:
                 [ ] Nonqualified Stock Option  _______________________________

1. Delivery of Purchase Price. Optionee hereby delivers to the Company the Aggregate Purchase Price, to the extent permitted in the Option Agreement (the "Option Agreement") as follows (check as applicable and complete):


[   ] in cash (by check) in the amount of $_____________________, receipt of which is acknowledged by the Company;

[   ] by cancellation of indebtedness of the Company to Optionee in the amount of $___________________________________;

[   ] by delivery of ______________________________  fully-paid, nonassessable and vested shares of the Common Stock of the Company owned by Optionee for at least six (6) months prior to the date hereof (and which have been paid for within the meaning of SEC Rule 144), or obtained by Optionee in the open public market, and owned free and clear of all liens, claims, encumbrances or security interests, valued at the current Fair Market Value of $____________________ per share;

[   ] by the waiver hereby of compensation due or accrued to Optionee for services rendered in the amount of $______________________ ;

[   ] through a "same-day-sale" commitment, delivered herewith, from
      Optionee and the NASD Dealer named therein, in the amount of $_______________________________; or

[   ] through a "margin" commitment, delivered herewith from Optionee and the NASD Dealer named therein, in the amount of $_________________________________________.

2. Market Standoff Agreement. Optionee, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by Optionee during the period requested by the managing underwriter following the effective date of a registration statement of the Company filed under the Securities Act, provided that all officers and directors of the Company are required to enter into similar agreements. Such agreement shall be in writing in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares (or other securities) subject to the foregoing restriction until the end of such period.

3. Tax Consequences. OPTIONEE UNDERSTANDS THAT OPTIONEE MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF OPTIONEE'S PURCHASE OR DISPOSITION OF THE SHARES. OPTIONEE REPRESENTS THAT OPTIONEE HAS CONSULTED WITH ANY TAX CONSULTANT(S) OPTIONEE DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND THAT OPTIONEE IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

4. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Exercise Agreement, the Plan and the Option Agreement constitute the entire agreement and understanding of the parties and supersede in their entirety all prior understandings and agreements of the Company and Optionee with respect to the subject matter hereof, and are governed by California law except for that body of law pertaining to choice of law or conflict of law.


Date:______________________           _________________________
                                      Signature of Optionee

                                Spousal Consent



      I acknowledge that I have read the foregoing Stock Option Exercise Agreement (the "Agreement") and that I know its contents. I hereby consent to and approve all of the provisions of the Agreement, and agree that the shares of the Common Stock of NIKU Corporation purchased thereunder (the "Shares") and any interest I may have in such Shares are subject to all the provisions of the Agreement. I will take no action at any time to hinder operation of the Agreement on these Shares or any interest I may have in or to them.






         __________________________________             Date:__________________
         Signature of Optionee's Spouse

         __________________________________
         Spouse's Name - Typed or Printed

         ___________________________________
         Optionee's Name - Typed or Printed